                        As filed with the Securities and
                      Exchange Commission on July 25, 1996

                          Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                          ----------------------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          ----------------------------

                               GSE Systems, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


               Delaware                                      52-1868008
   --------------------------------                     -------------------
    (State or other jurisdiction of                      (I.R.S. Employer
    incorporation or organization)                     Identification No.)


                            8930 Stanford Boulevard
                            Columbia, Maryland 21045
                    ----------------------------------------
                    (Address of principal executive offices)

                GSE SYSTEMS, INC. 1995 LONG-TERM INCENTIVE PLAN
                          KOESTENBAUM OPTION AGREEMENT
                           MEULLER OPTION AGREEMENT
                -----------------------------------------------
                           (Full title of the plans)

                                  Dev Ganesan
                    Vice President - Finance and Accounting
                            8930 Stanford Boulevard
                            Columbia, Maryland 21045
                                (410) 312-3700
                -----------------------------------------------
                 (Name, address and telephone number, including
                        area code, of agent for service)

                                    Copy to:

                               Robert B. Ott Esq.
                                Arnold & Porter
                            555 Twelfth Street, N.W.
                            Washington, D.C.  20004
                                 (202) 942-5000

                        CALCULATION OF REGISTRATION FEE


- -------------------------------------------------------------------------------------------------
                                             Proposed
Title of                                     Maximum          Proposed
Securities                   Amount          Offering         Aggregate           Amount of
To Be                        To Be           Price Per        Offering            Registration
Registered                   Registered      Share            Price               Fee
- -------------------------------------------------------------------------------------------------
Common Stock,                625,000         $13.26(1)        $8,286,484(1)       $2,857.76
$.01 par value               Shares
(1995 Long-Term
Incentive Plan)

Common Stock,                8,000           $14.00(2)        $112,000(2)         $38.62
$.01 par value               Shares
(Koestenbaum
Option
Agreement)

Common Stock,                2,000           $14.00(3)        $28,000(3)          $ 9.66
$.01 par value               Shares
(Meuller Option
Agreement)

                                                                                  =========

                                                           Total Registration Fee $2,906.04
- -------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Securities Act Rule 457(h) on the basis of (a) the average exercise price ($14.14) at which outstanding options granted under the 1995 Long-Term Incentive Plan may be exercised with respect to 367,516 shares of the Registrant's Common Stock and (b) with respect to the remaining 257,484 shares of Common Stock available for awards under such plan, the average of the high and low sale prices of the Registrant's Common Stock as reported on July 18, 1996 on the Nasdaq National Market ($12.00) which date is within 5 business days prior to the date of the filing of this Registration Statement.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Securities Act Rule 457(h) based upon the $14.00 exercise price of the Koestenbaum Option Agreement.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Securities Act Rule 457(h) based upon the $14.00 exercise price of the Meuller Option Agreement.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

               The following documents filed by GSE Systems, Inc. (the "Corporation" or the "Registrant") with the Securities and Exchange Commission (the "Commission") are hereby incorporated herein by reference:

               (i) The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

               (ii)     All other reports filed by the Corporation pursuant to
                        Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 1995; and

               (iii) The description of the Corporation's Common Stock contained in the Corporation's Registration Statement pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

               All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the Corporation's Common Stock offered hereby has been sold or which withdraws from registration such Common Stock then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

               Not applicable.

Item 5.  Interests of Named Experts and Counsel.

               The following financial statements, all of which are included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1995 that has been incorporated herein by reference, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing:

               (i) The consolidated balance sheets of the Corporation as of December 31, 1994 and 1995, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the period April 14, 1994 (date of inception) to December 31, 1994 and for the year ended December 31, 1995;

               (ii) The consolidated statements of operations, stockholder's equity and cash flows for the four month period ended December 31, 1993 and for the period January 1, 1994 through April 13, 1994 of Simulation, Systems & Services Technologies Company ("S3 Technologies") and its immediate parent company, MSHI, Inc. (formerly a wholly-owned subsidiary of ManTech International Corporation), and the statements of operations, stockholder's equity and cash flows of S3 Technologies (formerly a wholly-owned subsidiary of Bicoastal Corporation) for the eight month period ended August 31, 1993;

               (iii) The statements of operations, stockholder's equity (deficit) and cash flows of GP International Engineering & Simulation, Inc. (formerly a wholly-owned subsidiary of GPS Technologies, Inc. (now known as SGLG, Inc.)) for the year ended December 31, 1993 and for the period January 1, 1994 through April 13, 1994; and

               (iv) The statements of operations, stockholder's equity and cash flows of EuroSim AB (formerly a wholly-owned subsidiary of Vattenfall Engineering AB) for the year ended December 31, 1993 and for the period January 1, 1994 through April 13, 1994.

               Thomas K. Milhollan, Corporate Counsel and Assistant Secretary of the Corporation, has delivered his legal opinion that the shares of the

Corporation's Common Stock offered pursuant to the GSE Systems, Inc. 1995 Long-Term Incentive Plan (the "Incentive Plan"), the Koestenbaum Option Agreement and the Meuller Option Agreement have been duly authorized by the Corporation and that, when issued in accordance with the terms of the Incentive Plan and such Option Agreements, as the case may be, the shares will be legally issued, fully paid and nonassessable. Mr. Milhollan is an officer of the Corporation and is eligible to participate in the Incentive Plan. As of July 25, 1996, he held unexercised stock options with respect to 2,500 shares of the Corporation's Common Stock under the Incentive Plan.

Item 6.  Indemnification of Directors and Officers.

               Section 145 of the Delaware General Corporation Law ("DGCL"), permits, under certain circumstances, the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation. To the extent that a director, officer, employee or agent of the corporation has been successful in defending any such proceeding, the DGCL provides that he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

               With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys' fees), actually and reasonably incurred, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the court, upon application, determines, that he is entitled to indemnification under the circumstances. With respect to proceedings other than those brought by or in the right of the corporation, notwithstanding the outcome of such a proceeding, such person may be indemnified against judgments, fines, and amounts paid in settlement, as well as expenses, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reason to believe his conduct was unlawful. Except with respect to mandatory indemnification of expenses to successful defendants as described in the preceding paragraph or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case (1) by majority vote of the directors that are not parties to the proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

               The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding, provided that the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. Also, a corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability.

               The Corporation has adopted provisions in its Second Amended and Restated Certificate of Incorporation and Bylaws that provide for indemnification of its officers and directors to the maximum extent permitted under the DGCL.

               As authorized by the DGCL, the Corporation's Second Amended and Restated Certificate of Incorporation limits the liability of directors of the Corporation for monetary damages. The effect of this provision is to eliminate the rights of the Corporation and its stockholders (through stockholders' derivative suits on behalf of the Corporation) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. This provision does not limit or eliminate the rights of the Corporation or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. This provision will not alter the liability of directors under federal securities laws.

               The Corporation has purchased an insurance policy which purports to insure the officers and directors of the Corporation against certain liabilities incurred by them in the discharge of their functions as such officers and directors, except for liabilities resulting from their own malfeasance.

               The foregoing descriptions are general summaries only. Reference is made to the full text of the Corporation's Second Amended and Restated Certificate of Incorporation and Bylaws incorporated herein by reference.

Item 7.  Exemption from Registration Claimed.

               Not applicable.

Item 8.  Exhibits.

               The exhibits listed on the Index of Exhibits of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

Item 9.  Undertakings.

               The undersigned Registrant hereby undertakes:

               1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i)        To include any prospectus required by
                                   Section 10(a)(3) of the Securities Act of
                                   1933, as amended (the "Securities Act").

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                        Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

               2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

               3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

               4. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on July 25, 1996.

                                              GSE SYSTEMS, INC.


                                              By:  /s/ WILLIAM E. KUHLMANN
                                                   -----------------------
                                                   William E. Kuhlmann
                                                   Chairman of the Board and
                                                   Chief Executive Officer



               Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on July 25, 1996.



Signatures                                    Titles
- ----------                                    ------

                *                             Chairman of the Board and
- ---------------------------------             Chief Executive Officer
William E. Kuhlmann                           (principal executive officer)



                *                             Vice President - Finance
- ---------------------------------             and Accounting
Dev Ganesan                                   (principal financial officer)



                *                             Director
- ---------------------------------
Rolf M.G. Falkenberg


                *                             Director
- ---------------------------------
Michael J. Cromwell, III

                *                             Director
- ---------------------------------
Jerome I. Feldman


                *                             Director
- ---------------------------------
Lars-Goran Mejvik


                *                             Director
- ---------------------------------
George J. Pedersen


                *                             Director
- ---------------------------------
Martin M. Pollak


                *                             Director
- ---------------------------------
Hans I. Ebenfelt


                *                             Director
- ---------------------------------
Sheldon L. Glashow


                *                             Director
- ---------------------------------
David E. Jeremiah


                *                             Director
- ---------------------------------
Sylvan Schefler


* By:  /s/  ROBERT W. STROUP
       ------------------------
       Robert W. Stroup
       Attorney-In-Fact

                               INDEX OF EXHIBITS


Exhibit 4.1         Second Amended and Restated Certificate of Incorporation.
                    Incorporated herein by reference to Exhibit 3.1 filed as part of the Form S-1 Registration Statement of the Registrant (File No. 33-91530) under the Securities Act.

Exhibit 4.2 Amended and Restated Bylaws. Incorporated herein by reference to Exhibit 3.2 filed as part of Amendment No. 1 to the Form S-1 Registration Statement of the Registrant (File No. 33-91530) under the Securities Act.

Exhibit 4.3 GSE Systems, Inc., 1995 Long-Term Incentive Plan. Filed herewith.

Exhibit 4.4         Koestenbaum Option Agreement.  Filed herewith.

Exhibit 4.5         Meuller Option Agreement.  Filed herewith.

Exhibit 5 Opinion of Thomas K. Milhollan with respect to the validity of the Common Stock being registered. Filed herewith.

Exhibit 23.1 Consent of Coopers & Lybrand L.L.P., Independent Accountants. Filed herewith.

Exhibit 23.2 Consent of Thomas K. Milhollan. Contained in his opinion filed as Exhibit 5 hereto.

Exhibit 24 Powers of Attorney of certain officers and directors of the Corporation. Filed herewith.